Exhibit 99.1

Investor Relations

Kurt Svendsen

Managing Director, Corporate Communications and Investor Relations

(952) 887-8630, invest@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, pr@toro.com

For Immediate Release

The Toro Company Reports Record First Quarter Results

•                  Record first quarter revenues, up 10.6%, driven by strong demand across both professional and residential businesses

•                  Net earnings per share up 22.6 percent to a record $0.65

•                  Company raises full-year revenue and EPS guidance, while also increasing investments for future growth with the recent acquisitions

BLOOMINGTON, Minn. (February 23, 2012) — The Toro Company (NYSE: TTC) today reported net earnings of $19.9 million, or $0.65 per share, on net sales of $423.8 million for its fiscal first quarter ended February 3, 2012.  In the comparable fiscal 2011 period, the company delivered net earnings of $17.3 million, or $0.53 per share, on net sales of $383.2 million.

“Retail sales of our golf and landscape contractor equipment have been very good year-to-date, and we have momentum heading into the spring selling season,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “Looking beyond our existing business, our most recently announced acquisition of the Astec underground products presents substantial opportunities in adjacent markets.  As always, now begins the challenge of successfully integrating the acquisition into the company’s operations.”

In the past three months, Toro completed acquisitions of the Astec Underground’s equipment line of horizontal directional drills, trenchers, and vibratory plows for the underground utilities market and the Graden golf greens roller product line.  The Astec products expand Toro’s offering to landscape and irrigation contractors and provide entry into new global markets, while the Graden greens rollers add to Toro’s strong position in golf equipment worldwide.  Combined, these new products are expected to add about one percent to sales to the current fiscal year.

SEGMENT RESULTS

Professional

•                  Professional segment net sales for the fiscal 2012 first quarter totaled $283.8 million, up 9.9 percent from the same period last year.  Shipments of golf equipment were up worldwide as customers continue to invest in maintenance products for their courses. Micro-irrigation sales continue to be strong on growing acceptance amongst growers of drip irrigation technologies and our related increased capacities. The sales growth in the quarter was also aided by the addition of revenue from Unique Lighting Systems, which was acquired a year ago.

-more-

•                  Professional segment earnings totaled $42.1 million, up 11 percent from $37.9 million last year.

Residential

•                  Residential segment net sales for the fiscal 2012 first quarter totaled $137.6 million, up 11.6 percent from the same period last year. Consumers’ continued enthusiastic acceptance of our residential zero turn riding product, and retailers’ desire to take walk power mower products earlier generated strong shipments of spring goods. Additionally, sales of Pope products in Australia grew significantly, as a result of improved weather conditions. The unseasonable winter weather reduced in-season demand for snow products, negatively impacting sales of snowthrowers and service parts.

•                  Residential segment earnings for the fiscal 2012 first quarter totaled $12.6 million, up 10.9 percent from $11.4 million in the same period last year.

OPERATING RESULTS

Gross margin for the fiscal 2012 first quarter decreased 110 basis points from last year to 34.6 percent.  The margin decline was primarily the result of product mix and freight expense.

Selling, general and administrative (SG&A) expense as a percent of sales for the fiscal 2012 first quarter was down 200 basis points to 26.6 percent.  The decline in SG&A as a percent of sales reflects further leveraging of costs over improved sales volumes and higher warranty expense in last year’s first quarter.

Operating earnings as a percent of sales for the first quarter were 8 percent compared to 7.1 percent last year.

First quarter interest expense was up 7.6 percent to $4.4 million.

The effective tax rate for the quarter was 33.8 percent compared with 29.3 percent last year.  The higher tax rate was mainly due to the expiration of the Federal Research and Engineering Tax Credit.

Accounts receivable at the end of the fiscal 2012 first quarter totaled $175.5 million, up 2.5 percent from the same period last year, on a sales increase of 10.6 percent.  Net inventories for the first quarter were $272.5 million, up 13.7 percent. Trade payables increased 1.4 percent for the first quarter to $151.8 million.

OUTLOOK

“As we head into our primary selling season, customers are optimistic about the year ahead, based on early channel demand,” said Hoffman.  “Mindful of potential swings in economic and weather patterns, we remain focused on being a flexible, high quality supplier to our channel partners as we work with them to serve the needs of our end-user customers around the world. Once again this year, we will be bringing both professional and residential customers a number of exciting and innovative new products like the Toro® TimeMaster® 30” residential walk power mower.”

Factoring in the stronger sales growth from the first quarter and the acquisitions recently announced the company now expects a revenue increase for fiscal 2012 of about 6 to 7 percent.  The company also expects fiscal 2012 net earnings to be about $4.20 per share which includes a $0.10-$0.15 negative EPS impact for integration investments related to the acquisition of the Astec products. For the second quarter, the company expects to report net earnings of about $2.10 per share.

2

About The Toro Company

The Toro Company is a leading worldwide provider of turf and landscape maintenance equipment, and precision irrigation systems, to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL

February 23, 10:00 a.m. CST

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CST on February 23, 2012.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising or persistent unemployment and weakened consumer confidence; the threat of terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics, resins and other commodities and components; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the revenue growth, operating earnings and employee engagement goals of our multi-year employee initiative called “Destination 2014”; our increased dependence on international sales and the risks attendant to international operations and markets, including political, economic and/or social instability in the countries in which we manufacture or sell our products resulting in contraction or disruption of such markets; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters, and Tier 4 emissions requirements; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  and the occurrence of litigation or claims.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

3

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended
	February 3, 2012	January 28, 2011
Net sales	$423,835	$383,213
Gross profit	146,651	136,645
Gross profit percent	34.6%	35.7%
Selling, general, and administrative expense	112,630	109,444
Operating earnings	34,021	27,201
Interest expense	(4,428)	(4,116)
Other income, net	493	1,368
Earnings before income taxes	30,086	24,453
Provision for income taxes	10,163	7,171
Net earnings	$19,923	$17,282

Basic net earnings per share	$0.66	$0.54

Diluted net earnings per share	$0.65	$0.53

Weighted average number of shares of common stock outstanding — Basic	29,993	31,858

Weighted average number of shares of common stock outstanding — Diluted	30,473	32,443

THE TORO COMPANY AND SUBSIDIARIES

Segment Data (Unaudited)

(Dollars in thousands

	Three Months Ended
Segment Net Sales	February 3, 2012	January 28, 2011
Professional	$283,834	$258,280
Residential	137,608	123,293
Other	2,393	1,640
Total*	$423,835	$383,213

* Includes international sales of	$149,154	$138,751

	Three Months Ended
Segment Earnings (Loss) Before Income Taxes	February 3, 2012	January 28, 2011
Professional	$42,091	$37,919
Residential	12,608	11,368
Other	(24,613)	(24,834)
Total	$30,086	$24,453

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	February 3, 2012	January 28, 2011
ASSETS
Cash and cash equivalents	$71,804	$94,418
Receivables, net	175,498	171,155
Inventories, net	272,474	239,734
Prepaid expenses and other current assets	18,796	14,365
Deferred income taxes	61,900	59,019
Total current assets	600,472	578,691

Property, plant, and equipment, net	188,271	172,648
Deferred income taxes	75	1,919
Goodwill and other assets, net	148,189	143,453
Total assets	$937,007	$896,711

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$2,078	$2,478
Short-term debt	25,024	193
Accounts payable	151,836	149,702
Accrued liabilities	226,370	235,076
Total current liabilities	405,308	387,449

Long-term debt, less current portion	223,685	225,101
Deferred revenue	9,997	10,734
Deferred income taxes	1,368	—
Other long-term liabilities	7,920	7,330
Stockholders’ equity	288,729	266,097
Total liabilities and stockholders’ equity	$937,007	$896,711

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Three Months Ended
	February 3, 2012	January 28, 2011
Cash flows from operating activities:
Net earnings	$19,923	$17,282
Adjustments to reconcile net earnings to net cash used in operating activities:
Noncash income from affiliates	(1,002)	(878)
Provision for depreciation, amortization, and impairment losses	12,960	11,291
Gain on disposal of property, plant, and equipment	(21)	(17)
Stock-based compensation expense	2,597	2,091
Increase in deferred income taxes	(486)	(1,071)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(27,888)	(28,260)
Inventories, net	(50,000)	(45,195)
Prepaid expenses and other assets	(2,118)	(3,355)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	29,723	16,860
Net cash used in operating activities	(16,312)	(31,252)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(13,797)	(9,610)
Proceeds from asset disposals	26	62
Distributions from finance affiliate, net	13	1,858
Acquisitions, net of cash acquired	(550)	(12,060)
Net cash used in investing activities	(14,308)	(19,750)

Cash flows from financing activities:
Increase (decrease) in short-term debt	25,000	(776)
Repayments of long-term debt	(1,479)	(970)
Excess tax benefits from stock-based awards	5,071	1,509
Proceeds from exercise of stock options	5,208	5,118
Purchases of Toro common stock	(4,865)	(29,836)
Dividends paid on Toro common stock	(6,607)	(6,389)
Net cash provided by (used in) financing activities	22,328	(31,344)

Effect of exchange rates on cash	(790)	(602)

Net decrease in cash and cash equivalents	(9,082)	(82,948)
Cash and cash equivalents as of the beginning of the fiscal period	80,886	177,366

Cash and cash equivalents as of the end of the fiscal period	$71,804	$94,418

###